EXHIBIT 99.1

             Vical Announces Second-Quarter 2004 Financial Results

    SAN DIEGO, Aug. 3 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq: VICL) today reported a net loss for the second quarter ended

      June 30, 2004, of $5.3 million or $0.23 per share, compared with $6.9 million or $0.34 per share for the second quarter of 2003. The decrease in net loss reflected increased license and contract revenues partially offset by increases in spending on independent development programs. Investment income declined as a result of reductions in interest rates and lower average investment balances. For the six months ended June 30, 2004, the net loss was $14.4 million or $0.66 per share, compared with $13.9 million or $0.69 per share for the first six months of 2003. Per share amounts for the second quarter and first six months of 2004 reflect the increased weighted average numbers of shares outstanding for those periods as a result of the registered direct placement of approximately 3.4 million shares of stock during the first quarter of 2004, which generated net proceeds of approximately $17.3 million.

      Revenues for the second quarter of 2004 were $5.7 million compared with revenues of $0.6 million for the second quarter of the prior year. Revenues were $6.7 million for the six months ended June 30, 2004, compared with revenues of $1.5 million for the first six months of 2003. Revenues for the second quarter and first six months of 2004 reflected increased contract manufacturing shipments; accomplishment of a milestone under the company's agreement with Gencell SAS, a wholly-owned subsidiary of Aventis Pharma SA; and a new license agreement with Merial Ltd., a joint venture between Merck & Co., Inc. and Aventis, S.A.

      The reported net losses for the second quarter and first six months of 2004 were consistent with the company's projected net loss for the full year 2004 of between $26 million and $29 million. The company had cash, cash equivalents and marketable securities of $85 million at June 30, 2004.

      Vijay B. Samant, Vical's President and Chief Executive Officer, said, "We are pleased with the progress of our independent and collaborative product development programs and will provide additional details in our conference call today. Financial results were consistent with our projections, and we remain on track to meet our forecast for the full year."

      Allovectin-7(R)

      In February 2001, the company began a high-dose Phase 2 trial evaluating the Allovectin-7(R) gene-based immunotherapeutic for patients with Stage III or IV melanoma, who have few other treatment options. The high- dose Phase 2 trial completed enrollment in July 2003. A summary of efficacy and safety data as of November 2003 was reported in June 2004 at meetings of the American Society of Clinical Oncology and the American Society of Gene Therapy.

      The company has completed two End of Phase 2 meetings with the U.S. Food and Drug Administration (FDA) for Allovectin-7(R), and has received detailed guidance from those meetings. As a result, the company is designing a registration trial with high-dose Allovectin-7(R) for certain patients with metastatic melanoma. The trial design would include an interim analysis that could provide the basis for seeking approval before trial completion. The company intends to review the design of the new registration trial with the FDA through a Special Protocol Assessment, which it intends to complete in the second half of 2004.

      CMV

      In early March, the company announced the notification of funding of two grants from the U.S. National Institutes of Health (NIH) of approximately $1 million for research and development related to the company's vaccine for cytomegalovirus (CMV). In late March, the company announced the initiation of a Phase 1 clinical trial of its bivalent CMV vaccine. This initial Phase 1 trial tests the vaccine for safety and immunogenicity in preparation for future clinical trials in hematopoietic cell transplant (HCT) patients. Enrollment of healthy volunteers in the trial is ongoing, and the company expects to report initial safety and immunogenicity data from the trial at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) beginning October 30, 2004.

      Anthrax

      The company's second-generation, bivalent, cationic-lipid formulated anthrax vaccine is designed to provide broader protection against anthrax than the currently approved anthrax vaccine. Preclinical data from the anthrax vaccine program demonstrated complete protection of rabbits at 7.5 months post-vaccination against a lethal aerosolized spore inhalation challenge. Non-clinical development of the anthrax vaccine is being supported by a three-year, $5.9 million NIH grant awarded in July 2003. In June 2004, the National Institute of Allergy and Infectious Diseases (NIAID) of the NIH advised the company that it will support a Phase 1 clinical trial of the company's anthrax vaccine at two NIAID-funded Vaccine and Treatment Evaluation Units. The trial began in July 2004, and will test the vaccine in up to 52 healthy adult volunteers for safety and immune responses. Successful completion of this trial could lead to potential larger trials to support marketing approval under the FDA's Animal Rule, and could encourage development of other vaccines using the same technology.

      Collaborations

      In May 2004, the company granted an exclusive license to Merial, a world leader in animal health products, for use of its patented DNA delivery technology in a vaccine to protect certain companion animals against a particular type of cancer.

      A DNA vaccine for Ebola, based on Vical's patented gene delivery technology, is being developed by the Vaccine Research Center, NIAID, NIH. Human safety testing of the investigational Ebola vaccine began in November 2003, and enrollment is now complete. The company believes this is the only Ebola vaccine program that has advanced to human testing. Data from this study is expected to be available in the next several months, and could provide human proof-of-concept for the company's vaccine technology. This vaccine would likely be approved under the FDA's Animal Rule.

      Change in Independent Public Accountants

      The company also announced that it has engaged Deloitte & Touche LLP as its independent public accountants for fiscal periods subsequent to the second quarter, replacing KPMG LLP, its current accounting firm.

      Conference Call

      Vical will conduct a conference call and webcast to discuss the financial results with invited analysts and institutional investors today, August 3, at noon Eastern Time. The call is open on a listen-only basis to any interested parties. The company will provide additional details on independent and partnered development programs in the conference call and webcast.

      To listen to the conference call, dial (800) 888-5452, or (719) 867-0660 for international participants. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial
(888) 203-1112, or (719) 457-0820 for international participants, and enter conference identification number 172823. The call also will be available live and archived through the webcast center at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

      About Vical

      Vical researches and develops biopharmaceutical products based on our patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of our DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. We have retained all rights to our internally developed product candidates. In addition, we collaborate with major pharmaceutical companies and biotechnology companies that give us access to complementary technologies or greater resources. These strategic partnerships provide us with mutually beneficial opportunities to expand our product pipeline and serve significant unmet medical needs.

      This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the company's projected financial performance; advancement of the company's research and development activities; expectations regarding the company's high-dose Allovectin-7(R) program, including plans for, and the proposed design of, a high-dose Allovectin-7(R) registration trial; the company's infectious disease vaccine development programs including results from ongoing clinical trials for these vaccine candidates; the potential revenues and other benefits of contract services agreements and grants; as well as potential applications of the company's technology and arrangements with collaborative partners. Risks and uncertainties that could adversely affect actual results include risks and uncertainties related to whether the company will achieve the levels of revenues and be able to control expenses to meet projected financial performance; whether the company will establish with the FDA, by the second half of 2004, if at all, the design of a high-dose Allovectin-7(R) registration trial adequate to support clinical and regulatory requirements for approval; whether the company will have the resources to conduct such a registration trial independently, if at all; whether results of such a registration trial will demonstrate sufficient efficacy to support approval before trial completion, if at all; whether the ongoing Phase 1 CMV vaccine trial will be completed as scheduled to allow the company to report safety and immunogenicity data in the second half of 2004; whether the company will complete Phase 1 clinical testing of its anthrax vaccine candidate on schedule, if at all; whether additional government funding will be available to support further development of the company's anthrax vaccine candidate; whether the company's independent or partnered research and development efforts will lead to viable product candidates; the scope and enforceability of the company's intellectual property; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

      For further information, please contact: Alan R. Engbring, Director, Investor Relations of Vical Incorporated, +1- 858-646-1127.


                                VICAL INCORPORATED
                             STATEMENTS OF OPERATIONS
                (in thousands, except share and per share amounts)
                                   (Unaudited)

                                    Three Months Ended   Six Months Ended
                                       June 30,              June 30,
                                    2004       2003        2004        2003

    Revenues:
      License/royalty revenue       $1,927       $512      $2,549      $1,008
      Contract revenue               3,815         90       4,102         502
        Total revenues               5,742        602       6,651       1,510

    Expenses:
      Research and development       8,654      6,318      16,830      12,902
      General and administrative     2,535      1,751       4,481       3,291
      Write-down of investment          --         --          --         482
        Total expenses              11,189      8,069      21,311      16,675

    Loss from operations            (5,447)    (7,467)    (14,660)    (15,165)
    Net investment income              131        545         269       1,218
    Net loss                       $(5,316)   $(6,922)   $(14,391)   $(13,947)

    Net loss per share
      (basic and diluted)           $(0.23)    $(0.34)     $(0.66)     $(0.69)

    Shares used in
      per share calculation(1)  23,475,585 20,091,344  21,896,091  20,091,344


    (1) Shares used in per share calculations for the three months and six months ended June 30, 2004, reflect the increased weighted average numbers of shares outstanding for those periods as a result of the registered direct placement of approximately 3.4 million shares of stock during the first quarter of 2004.


                                VICAL INCORPORATED
                            CONDENSED BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                                  June 30,        December 31,
                                                    2004              2003
    Assets:
      Cash and cash equivalents,
        including restricted                       $14,913           $18,929
      Marketable securities,
        including restricted                        70,576            65,588
      Other current assets                           5,687             5,386
        Total current assets                        91,176            89,903
      Property and equipment, net                   15,048            14,336
      Other assets                                   6,369             6,468
                                                  $112,593          $110,707
    Liabilities and Stockholders' Equity:
      Current liabilities                          $10,467           $12,223
      Long-term obligations                          9,148             8,662
      Stockholders' equity                          92,978            89,822
                                                  $112,593          $110,707


SOURCE  Vical Incorporated
    -0-                             08/03/2004
    /CONTACT:  Alan R. Engbring, Director, Investor Relations of Vical
               Incorporated, +1-858-646-1127/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.vical.com /
    (VICL)

CO:  Vical Incorporated
ST:  California
IN:  MTC BIO HEA FIN
SU:  ERN CCA